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Exhibit 10.1

                                                                Contract #3147

                      TRANSPORTATION SERVICE AGREEMENT
                            For Rate Schedule FSS

This STORAGE SERVICE AGREEMENT, hereinafter referred to as "Agreement," made and entered into as of the 11th day of February, 2002, by and between Mississippi River Transmission Corporation, a Delaware corporation, hereinafter called "MRT," and Laclede Gas Company, a Missouri corporation, hereinafter called "Customer."

In consideration of the mutual covenants herein contained, the parties hereto agree that MRT shall provide natural gas storage service for Customer, on a firm basis, and Customer shall furnish, or cause to be furnished, to MRT natural gas for such storage during the term hereof, at the rates and on the terms and conditions hereinafter provided and attached hereto.

1)        TERM

          Effective Date:                May 1, 2002
          Primary Term End Date:         April 30, 2007

This Agreement is binding as of February 11, 2002, and shall continue for a primary term ending April 30, 2007; provided, however, that this Agreement shall continue to be in effect thereafter unless and until terminated by either MRT or Customer by written notice to the other delivered at least twelve (12) months prior to the date of intended termination.

2)        QUANTITIES

          Maximum Stored Quantity (MSQ): 23,550,243 Dth

          (Based on a heat content of 1,020 Btu per Cubic Foot)

          Maximum Daily Withdrawal Quantity (MDWQ): 410,231 Dth

3)        RATE

Service hereunder shall be provided pursuant to Rate Schedule FSS. Customer shall pay, or cause to be paid, to MRT each month for all services provided hereunder the maximum applicable rate and any other charges specified in MRT's FERC Gas Tariff, Third Revised Volume No. 1, as on file and in effect from time to time, for services rendered hereunder, unless otherwise agreed in writing by MRT and Customer.

4)        ADDRESSES
          For Notices to Customer:             For Bills to Customer:
          Steven F. Mathews                    Gas Accounting
          Laclede Gas Company                  Laclede Gas Company
          720 Olive Street                     720 Olive Street, 13th Floor
          St. Louis, MO  63101                 St. Louis, MO 63101
          Telephone: (314) 516-8585            Telephone: (314) 516-8595
          Facsimile: (314) 516-8551            Facsimile: (314) 241-2278

          For Notices to MRT:                  For Payments to MRT:             For Wire Transfer Payments to MRT:
          9900 Clayton Road                    P. O. Box 502161                 Mississippi River Transmission
          St. Louis, MO 63124                  St. Louis, MO 63150-2161         Chase Bank of Texas
          Facsimile: (314) 991-7600                                             ABA No. 113000609
                                                                                Account No. 00103275674


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          MRT Nominations (other               MRT Pipeline Operations:
          than electronic):                    Gas Control Department
          Transportation Services              9900 Clayton Road
          Facsimile: (318) 429-3298            St. Louis, MO 63124
                                               Telephone: (314) 991-9900

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date hereinabove first written.

LACLEDE GAS COMPANY                            MISSISSIPPI RIVER TRANSMISSION
                                                 CORPORATION


By:    /s/ Kenneth J. Neises                   By:  /s/ Robert Trost
Name:  Kenneth J. Neises                            Robert Trost
Title: Executive Vice President -                   Vice President, Marketing &
       Energy and Administrative Services            General Manager
       St. Louis, MO 63101                          9900 Clayton Road
                                                    St. Louis, MO 63124


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                        GENERAL TERMS AND CONDITIONS

                            FOR RATE SCHEDULE FSS

1) Upon termination hereof for whatever reason, Customer agrees to stop delivering gas to MRT for storage hereunder. In addition, upon termination of this Agreement, Customer agrees that it will thereafter make no further demand for service hereunder and MRT agrees that it will make no further demand for the continuation of services or any payment related thereto, other than payments which are due with respect to any services previously provided. Customer agrees to cooperate with and assist MRT in obtaining whatever regulatory approvals and authorizations, if any, as are necessary or appropriate in view of such termination and abandonment of service hereunder.

2) Termination of this Agreement shall not relieve either party of any obligation that might otherwise exist to correct any volume imbalance hereunder nor relieve Customer of its obligation to pay any monies due hereunder to MRT.

3) In accordance with the terms and conditions of Section 17 of the General Terms and Conditions of MRT's FERC Gas Tariff, Third Revised Volume No. 1 (General Terms and Conditions), if Customer fails to pay within thirty (30) days after payment is due all of the amount of any bill for service rendered by MRT hereunder, MRT, upon ten (10) days' written notice to Customer, may suspend further injections and/or withdrawals of gas until such past due amount is paid, or satisfactory credit arrangements have been made in accordance with Section 5 of the General Terms and Conditions. If Customer fails to pay or make satisfactory credit arrangements within such ten (10) day notice period, MRT, in addition to any other remedy it may have hereunder, may, upon thirty (30) days' written notice to Customer, terminate this Agreement and cease further injections and/or withdrawals of gas on behalf of Customer.

4) Service hereunder shall be provided pursuant to Rate Schedule FSS of MRT's FERC Gas Tariff, Third Revised Volume No. 1. Customer will provide fuel in kind.

5) This Agreement shall be subject to the provisions of the applicable rate schedule as well as the General Terms and Conditions set forth in MRT's FERC Gas Tariff, Third Revised Volume No. 1, as on file and in effect from time to time, and such provisions are incorporated herein by this reference. Any curtailment of storage service hereunder shall be in accordance with the priorities set out in MRT's General Terms and Conditions. To the extent not inconsistent with effective law, MRT shall have the right to determine the priority and/or scheduling of the storage service under this Agreement and to revise the priority and/or scheduling of this storage service from time to time.

6) MRT shall have the right at any time and from time to time to file and place into effect unilateral changes or modifications in the rates and charges, and other terms and conditions of service hereunder, as set forth in the applicable rate schedule and in the General Terms and Conditions, in accordance with the Natural Gas Act or other applicable law.


7) In the event that MRT places on file with the Commission another rate schedule which may be applicable to service rendered hereunder, then MRT, at its option, may, from and after the effective date of such rate schedule, utilize such rate schedule in the performance of this Agreement. Such rate schedule or superseding rate schedule(s) and any revisions thereof which shall be filed and become effective shall apply to and be a part of this Agreement. MRT shall have the right to propose, file and make effective with the Commission, or other body having jurisdiction, changes and revisions of any effective rate schedule(s) and/or General Terms and Conditions, or to propose, file, and make effective superseding rate schedules and/or General Terms and Conditions, for the purpose of changing the rates, charges, and other provisions thereof effective as to Customer.

8) This Agreement shall not be assigned by Customer in whole or in part without MRT's prior written consent, which consent shall not be unreasonably withheld, provided however, that Customers under Rate Schedule FSS may release their capacity consistent with the terms and conditions of the applicable rate schedule and the General Terms and Conditions of MRT's FERC Gas Tariff, Third Revised Volume No. 1.


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         In addition to all other rights and remedies, MRT may terminate the
         Agreement immediately if it is assigned by Customer without MRT's consent, whether the assignment or contract be voluntary or by operation of law or otherwise. Subject to the above, the respective rights and obligations of the parties under the Agreement shall extend to and be binding upon their heirs, successors, assigns and legal representatives.

9) Any notice, statement, or bill provided for in this Agreement shall be in writing and shall be considered as duly delivered when hand-delivered, telecopied, or when received by the other party if mailed by United States mail, postage prepaid, to the addresses specified herein (unless and until either party notifies the other, in writing, of a change in its address).

10) Each party shall notify the other in writing of the name, address, telephone number and telecopy number of the person or persons who shall have authority to act for such party in connection with this Agreement, and operating notices shall thereafter be served upon such person or persons.

11) This Agreement constitutes the entire agreement between the parties and no waiver, representation or agreement, oral or otherwise, shall affect the subject matter hereof unless and until such waiver, representation or agreement is reduced to writing and executed by authorized representatives of the parties. No waiver by either Customer or MRT of any one or more defaults by the other in performance of any of the provisions of the Agreement shall operate or be construed as a waiver of any other existing or future default or defaults, whether of a like or of a different character.

12) This Agreement supersedes and cancels the Firm Storage Service Agreement No. 502 between the parties hereto.

13) Customer shall have the option to reduce its FSS capacity in proportion to Customer's reduction of the MDQ under FTS Contract 3310, section 17 of the General Terms and Conditions, between MRT and Customer. Customer must exercise its option within thirty (30) days after service commences to the Bypassing Customer over its direct connection with MRT, with the reduction of FSS capacity becoming effective reasonably concurrent with the reduction of FTS capacity, taking into consideration that any gas that Customer may be required to remove from storage as a result of the FSS capacity reduction must be undertaken in a reasonable manner and in a reasonable time period.

14)      The parties agree that Customer has the Right of First Refusal
         (ROFR). If customer chooses to exercise its ROFR, it shall do so by following the procedures applicable to the exercise of a ROFR provided for in the tariff.

15) Customer is a local distribution Company which has requested the opportunity for additional storage service flexibility to meet the requirements of its residential and commercial heating customers and others. Accordingly, for each year during the term of this agreement, upon request received by MRT from Customer no later than September 25, MRT and Customer will agree that Customer will inject 100% of its MIQ by November 1 and will begin its withdrawal season on November 1, with a Maximum Monthly Withdrawal level for November of 30.06% of Maximum Customer Inventory. The relevant provisions of Rate Schedule FSS will be waived to permit this agreement between MRT and Customer for the year, and MRT will plan its storage operations for that year in reliance upon its agreement with Customer. This agreement and waiver is conditioned on Customer's agreement for the year (1) to a November Minimum Monthly Withdrawal requirement of 7.48% of Maximum Customer Inventory and (2) to withdraw a minimum of 21% of its Maximum Customer Inventory by December 31. To reach 100% of its MIQ by November 1, Customer may not exceed the Maximum Daily or Maximum Monthly injection amounts set out in Rate Schedule FSS, unless waived by MRT in a non-discriminatory manner upon request by Customer.


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